Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We hereby consent to the reference in this Amendment No. 3 to the Registration Statement on Form S-1/A of our report dated July 30, 2012, except for the retroactive effect of the 1-for-6.0647352 reverse stock split as described in Note 1, as to which the date is October     , 2012, relating to the consolidated financial statements of Singulex, Inc., as of December 31, 2010 and for the years ended December 31, 2010 and 2009, appearing in the Prospectus which is part of this Registration statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.

Burr Pilger Mayer, Inc.
San Francisco, California
October     , 2012

        The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 1 to the financial statements.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California
October 19, 2012